TRENWICK GROUP INC. AND LASALLE RE HOLDINGS LIMITED TO MERGE

      Stamford, Connecticut and Hamilton, Bermuda, December 19, 1999 . . .

Trenwick Group Inc. ("Trenwick") (NYSE: TWK) and LaSalle Re Holdings Limited ("LaSalle Re") (NYSE: LSH) announced today that they have signed a definitive agreement for Trenwick and LaSalle Re to merge, with shareholders of both companies receiving shares in a new Bermuda holding company to be named Trenwick Group Ltd. James F. Billett, Jr. will continue as Chairman, President and Chief Executive Officer of the new Trenwick, and Guy D. Hengesbaugh, President and Chief Executive Officer of LaSalle Re, will continue in those roles at LaSalle Re, which will become a subsidiary of the new Trenwick. The Board of Directors of the new Trenwick will consist of the twelve current Trenwick directors, and four directors from the present LaSalle Re Board.

Under the terms of the merger agreement, shareholders of Trenwick and LaSalle Re will each receive shares in the newly formed Trenwick on a one-for-one basis. The transaction is expected to be tax-free to shareholders of both companies.

James F. Billett, Jr., Trenwick's Chairman, President and Chief Executive Officer, said, "This strategic merger creates a significant new Bermuda-based global insurance and reinsurance underwriting organization with a total capitalization of over $1.2 billion. This transaction, which is the most recent step in Trenwick's strategic evolution, is exciting for us since it creates a company with larger scale and stronger competitive capabilities in a consolidating global insurance/reinsurance market, adds higher margin business to Trenwick's existing mix, creates a better platform to enhance shareholder returns, and expands the management depth of Trenwick by adding Guy Hengesbaugh and his team. The combined enterprise will have a strong presence in the three most significant insurance markets in the world: the United States, London and Bermuda."

"This merger represents a tremendous step forward in offering LaSalle Re clients top-notch financial security while giving LaSalle Re shareholders the opportunity to realize greater value," said Guy D. Hengesbaugh, President and Chief Executive Officer of LaSalle Re.

On a combined basis, the new Trenwick would have had assets in excess of $3.5 billion, shareholders' equity of over $950 million and total capitalization of approximately $1.2 billion as of September 30, 1999. Based on current projections, combined 1999 gross written premiums for all of the new Trenwick companies are expected to approach $1.0 billion.

The companies believe that the transaction provides a cost-effective means of augmenting capital and adding structural platforms for further expansion. The addition of LaSalle Re's high margin specialist property catastrophe reinsurance business continues Trenwick's strategy of entering new markets and product lines that began with Trenwick's acquisition of Trenwick International (formerly Sorema U.K.), completed in February 1998, and Trenwick's recent acquisition of Chartwell Re Corporation, completed in October 1999. The addition of LaSalle Re will provide the new Trenwick with a significant level of financial flexibility and the opportunity to develop new business products. Trenwick and LaSalle Re expect that consolidating the two companies will generate significant financial benefits and will be accretive to Trenwick's and LaSalle Re's shareholders.

CNA  Financial  Corporation  and  Aon  Corporation,   founding  and  significant
shareholders of LaSalle Re, have each agreed to vote in favor of the merger.

Bernard L. Hengesbaugh, Chairman and Chief Executive Officer of CNA Insurance, stated, "CNA wholeheartedly endorses the transaction, which is highly beneficial for LaSalle Re's shareholders and clients. This transaction further evidences CNA's commitment to providing creative solutions, which are best met in a global platform."


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

Michael D. O'Halleran, President and Chief Operating Officer of Aon, stated, "Aon is very pleased to support the merger of LaSalle Re with Trenwick. We have worked with Trenwick and its CEO, Jim Billett, for many years, and recognize the outstanding opportunity this transaction provides for the combined companies and their shareholders and clients."

The transaction is subject to the approval of the respective companies' shareholders, regulatory approvals and other customary closing conditions. The transaction is expected to be completed early in the second quarter of 2000. The merger agreement provides for the payment of termination fees under certain circumstances, and Trenwick and LaSalle Re have also entered into customary "cross" stock option agreements.

Trenwick Group Inc. is a holding company with four principal operating subsidiaries: Trenwick America Re, which provides treaty reinsurance to insurers of property and casualty risks in the United States; Trenwick International, which underwrites treaty and facultative reinsurance as well as specialty insurance on a worldwide basis; Chartwell Managing Agents Limited, Trenwick's managing agency at Lloyd's; and Canterbury Financial Group Inc., which underwrites U.S. property and casualty insurance through specialty program administrators. All of Trenwick's principal insurance and reinsurance subsidiaries are rated A (Excellent) by A.M. Best Company and are assigned a financial strength rating of A+ by Standard & Poor's.

LaSalle Re is a property and casualty reinsurer writing worldwide specialist products with an emphasis on catastrophe coverage. LaSalle Re is rated A (Excellent) by A.M. Best Company and currently holds an A- financial strength rating from Standard & Poor's.

Donaldson, Lufkin & Jenrette Securities Corporation acted as financial advisor to Trenwick; Lazard Freres & Co. LLC, Salomon Smith Barney Inc. and Aon Capital Markets, Inc. acted as financial advisors to LaSalle Re.

                                     * * *
This press release contains forward looking statements of management's beliefs, estimates, projections and assumptions for the financial condition, results of operations, business and prospects of Trenwick after the transaction. These forward looking statements involve certain risks and uncertainties, including those detailed from time to time in Trenwick's and LaSalle Re's reports and filings with the Securities and Exchange Commission. Additional factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, that the completion of the transaction may be delayed or not occur, that difficulties related to the integration of the businesses of Trenwick and LaSalle Re are greater than expected or that expectations for growth may not be realizable.

December 19, 1999


Contacts:                  Alan L. Hunte, Executive Vice President, and
                           Chief Financial Officer
                           Trenwick Group Inc. (NYSE: TWK)
                           (203) 353-5500

                           Diane Newman, Investor Relations Manager
                           LaSalle Re Holdings Limited (NYSE: LSH )
                           (441) 292-3339



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